Exhibit 99

News from Xerox

For Immediate Release	Xerox Corporation 45 Glover Avenue P.O. Box 4505 Norwalk, CT 06856-4505 tel +1-203-968-3000

Anne Mulcahy to Retire as Xerox CEO; Ursula Burns Named Successor

Mulcahy to remain Chairman of the Board

NORWALK, Conn., May 21, 2009 — Xerox Corporation’s (NYSE:XRX) board of directors announced today that Anne M. Mulcahy, chairman and chief executive officer, will retire as CEO effective July 1. Ursula M. Burns, current president of the company, was named by the board to succeed Mulcahy as chief executive officer. Mulcahy will remain as chairman of the board.

“As CEO, Anne successfully led a multibillion-dollar turnaround of Xerox and transformed the business into an innovative digital technology and services enterprise,” said N.J. Nicholas, Jr., lead independent director of Xerox’s board of directors. “She has consistently demonstrated values-based leadership, strong strategic insight, broad expertise and a remarkable ability to create ‘followership’ through the respect she earned from Xerox people. As important, Anne has focused intently on developing the next generation of leadership at Xerox, with Ursula Burns prepared to strengthen Xerox’s industry-leading position in the marketplace.”

Mulcahy, 56, became CEO of Xerox on Aug. 1, 2001, and chairman on Jan. 1, 2002. Prior to that, she was president and chief operating officer of the company from May 2000 through July 2001. She began her Xerox career as a sales representative in Boston in 1976. During her 33-year tenure with Xerox, Mulcahy has held senior management positions in sales, human resources and marketing, and led the Xerox business division that sells products for reseller and dealer channels.

The hallmarks of Mulcahy’s leadership include a close connection to Xerox customers – she is often referred to as Xerox’s chief salesperson – and an unwavering commitment to innovation. As a result, Xerox has completely overhauled its product line during her tenure, launching more than 80 products in the last three years and earning the number-one revenue share position in its industry. In addition, Mulcahy created and scaled Xerox Global Services, which offers document-related outsourcing, imaging and consulting services, and last year generated $3.5 billion in annuity revenue.

“I joined Xerox because it offered a level playing field – a sales environment where meritocracy ruled. And, I stayed because the values of the brand, the culture and the people are so closely aligned with how I think every business should operate,” said Mulcahy. “It has been a privilege leading Xerox. The decision to move on is made easy only in the fact that Ursula Burns is so well positioned to take Xerox to the next level. Our strategy is sound and well defined. And, despite a tough economy, we are generating cash, building our technology and services pipeline and poised for a period of steady profitable growth in the future.

“Ursula takes on the leadership role the old-fashioned way,” added Mulcahy. “She has earned it. And, for that, she has my deep respect and confidence.”

Ursula Burns, 50, joined Xerox in 1980 as a mechanical engineering summer intern and later assumed roles in product development and planning. From 1992 through 2000, Burns led several business teams including the office color and fax business and office network printing business. In 2000, she was named senior vice president, Corporate Strategic Services, heading up manufacturing and supply chain operations. She then took on the broader role of leading Xerox’s global research as well as product development, marketing and delivery. In April 2007, Burns was named president of Xerox, expanding her leadership to also include the company’s IT organization, corporate strategy, human resources, corporate marketing and global accounts.

“During Anne’s tenure, Xerox has become a stronger, financially sound company, serving a broader base of customers – from small businesses to large – with broader capabilities than ever before,” said Burns. “She leaves the CEO role having created a rich legacy that I am honored to build on. It is humbling to follow such a great leader and to serve as CEO of such a great company. I’m grateful for the opportunity and, like Anne, focused on creating value for our customers, our people, our shareholders and our communities.”

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Media Contact:

Carl Langsenkamp, Xerox Corporation, +1-585-423-5782,

carl.langsenkamp@xerox.com

This release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “will,” “should” and similar expressions, as they relate to us, are intended to identify forward-looking statements. These statements reflect management’s current beliefs, assumptions and expectations and are subject to a number of factors that may cause actual results to differ materially. These factors include but are not limited to: the unprecedented volatility in the global economy; the risk that unexpected costs will be incurred; the outcome of litigation and regulatory proceedings to which we may be a party; actions of competitors; changes and developments affecting our industry; quarterly or cyclical variations in financial results; development of new products and services; interest rates and cost of borrowing; our ability to protect our intellectual property rights; our ability to maintain and improve cost efficiency of operations, including savings from restructuring actions; changes in foreign currency exchange rates; changes in economic conditions, political conditions, trade protection measures, licensing requirements and tax matters in the foreign countries in which we do business; reliance on third parties for manufacturing of products and provision of services; and other factors that are set forth in the “Risk Factors” section, the “Legal Proceedings” section, the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section and other sections of our 2008 Annual Report on Form 10-K and Quarterly Report on Form 10-Q for the quarter ended March 31, 2009 filed with the Securities and Exchange Commission. The Company assumes no obligation to update any forward-looking statements as a result of new information or future events or developments, except as required by law.

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